Exhibit 99.1

Rayovac to Acquire Tetra Holding GmbH

Transaction Strengthens Rayovac’s Leading Position in Global Pet Supply Category

ATLANTA, March 15, 2005 /PRNewswire-FirstCall/ — Rayovac Corp. (NYSE:ROV), a global consumer products company with a diverse portfolio of world-class brands, announced today that it has entered into a definitive agreement to acquire Tetra Holding GmbH for a purchase price of approximately euro 415 million.

Headquartered in Melle, Germany, Tetra manufactures, distributes and markets a comprehensive line of foods, equipment and care products for fish and reptiles, along with accessories for home aquariums and ponds. This acquisition extends Rayovac’s leading position in the rapidly growing North American specialty pet supplies category to a global presence. Tetra currently operates in over 90 countries worldwide and holds leading market positions in Germany, the United States, Japan and the U.K. Tetra has approximately 700 employees and generates approximately euro 200 million in annual net sales.

“The acquisition of Tetra is a significant step forward in our strategy of becoming a more significant global player in the pet supplies industry,” said David A. Jones, Rayovac’s chairman and chief executive officer. “Tetra’s superior brand equity and demonstrated record of product innovation make it a premiere property in this industry. The combination of Tetra with our United Pet Group business means Rayovac becomes the world’s largest manufacturer of pet supplies, a position with which we can leverage our company’s worldwide operations, supply chain and information systems infrastructure to better meet the needs of our global retailer customers.”

United Pet Group President John Heil stated, “The Tetra brand is arguably the most recognized global brand name in the pet supplies industry. The acquisition of Tetra is a linchpin to our goal of becoming the most important pet supplies provider in the world.”

“We are delighted to become part of the Rayovac team,” said Dr. Hartmut Kiock, chairman and chief executive officer of Tetra Holding GmbH. “The acquisition by Rayovac strengthens Tetra’s ability to participate in the continued growth of the water life industry by virtue of Rayovac’s position as a significant global diversified consumer products company.”

Citigroup Global Markets Inc. served as financial advisor to Rayovac Corporation on the transaction. J.P. Morgan Securities Inc. served as financial advisor to the sellers.

Webcast Information

Rayovac will host a conference call on Thursday, March 17 at 1:00 p.m. EST to discuss the Tetra acquisition. A live webcast of the call and an accompanying slide presentation will be accessible through the company’s website, http://www.rayovaccorp.com. The webcast will be archived on the site for a minimum of two weeks.

About Triton

Triton is an international private equity firm that invests mainly in Northern Europe from its offices in Frankfurt, Stockholm and London. Triton invests in and develops market leading companies in partnership with company management.

About Rayovac Corporation

Rayovac recently announced its intention to change its corporate name to Spectrum Brands, Inc., subject to shareholder approval in April 2005. Once approved, the stock will trade on the New York Stock Exchange under the symbol SPC. Rayovac believes the new name will better reflect its growth strategy of expanding its portfolio of world-class consumer product brands in a broad array of growth categories.

Rayovac is a global consumer products company and a leading supplier of batteries, lawn and garden care products, specialty pet supplies and shaving and grooming products. Through a diverse and growing portfolio of world-class brands, Rayovac holds leading market positions in a number of major product categories. Rayovac’s products are sold by the world’s top 20 retailers and are available in over one million stores in 120 countries around the world. Headquartered in Atlanta, Georgia, Rayovac generates approximately $2.5 billion in annual revenues and has approximately 9,300 employees worldwide. The company’s stock trades on the New York Stock Exchange under the symbol ROV.

Certain matters discussed in this news release, with the exception of historical matters, may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of risks, uncertainties and other factors that could cause results to differ materially from those anticipated as of the date of this release. Actual results may differ materially from these statements as a result of (1) our ability to close and finance the contemplated Tetra acquisition as anticipated, (2) changes in external competitive market factors, such as introduction of new product features or technological developments, development of new competitors or competitive brands or competitive promotional activity or spending, (3) changes in consumer demand for the various types of products Rayovac and Tetra offer, (4) changes in the general economic conditions where Rayovac and Tetra do business, such as stock market prices, interest rates, currency exchange rates, inflation and raw material costs, (5) our ability to successfully implement manufacturing, distribution and other cost efficiencies and (6) various other factors, including those discussed herein and those set forth in Rayovac’s securities filings, including its most recently filed Forms 10Q and 10-K.

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